Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of Critical Metals Corp. on Form 20-F of our report dated March 27, 2023, with respect to our audits of the financial statements of Sizzle Acquisition Corp. as of December 31, 2022 and 2021 and for the years then ended, which includes an explanatory paragraph as to the ability of Sizzle Acquisition Corp. to continue as a going concern, which report appears in the Registration Statement on Form F-4 (File No. 333-268970). We also consent to the reference to our Firm under the headings “Auditors” and “Statements by Experts”.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

March 4, 2024